The Board of Directors
Checkers Drive-In Restaurants



We consent to incorporation by reference in the registration statement on Form S-4 (No. 333-3800) and the registration statements on Form S-8 (No. 33-47063 and 33-80236) of Checkers Drive-In Restaurants, Inc. of our report dated February 27, 1998, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 29, 1997 and December 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1997 and all related schedules, which report appears in the December 29, 1997 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

                                             /s/ KPMG PEAT MARWICK LLP
                                             -------------------------
                                                 KPMG PEAT MARWICK LLP

Tampa, Florida
March 27, 1998